EXHIBIT 99.3

IN THE CIRCUIT COURT

THIRD JUDICIAL CIRCUIT

MADISON COUNTY, ILLINOIS

SHARON PRICE and MICHAEL FRUTH, individually and on Behalf of All Others Similarly Situated Plaintiffs, vs. PHILIP MORRIS INCORPORATED, a corporation Defendant.	| | | | | | | | | | | | | | | |	No. 00 L 112	FILED APR 14, 2003 CLERK OF CIRCUIT COURT #9 THIRD JUDICIAL CIRCUIT MADISON COUNTY, ILLINOIS

APPEAL BOND

Know all men by these presents that we, Philip Morris USA Inc. (f/k/a Philip Morris Incorporated) (hereinafter “PM-USA”), a Virginia corporation, are held and firmly bound unto the Plaintiff Class in the above-captioned case, 00-L-112, obligee, in the penal sum of:

(i)	Six Billion Dollars and 00/100 Cents ($6,000,000,000.00), represented by that certain $6 Billion Term Note (“Note”), dated April 2, 2002, entered into by and between Philip Morris Companies Inc. (n/k/a Altria Group, Inc.) and Philip Morris Incorporated (n/k/a Philip Morris USA Inc.),

(ii)	Beginning with the interest due on October 1, 2003, all interest payments due under the Note ($420 million per annum, payable semiannually each April 1 and October 1),

(iii)	Eight Hundred Million Dollars and 00/100 Cents ($800,000,000.00), represented by four equal deposits of Two Hundred Million Dollars and 00/100 Cents ($200,000,000.00) to be made on each of September 30, 2003, December 31, 2003, March 31, 2004, and June 30, 2004, and

(iv)	Interest accruing on items (ii) and (iii),

for the payment of which sum we bind ourselves and our successors and assigns firmly by these presents.

The condition of the above obligation is premised on the fact that on March 21, 2003, in the Circuit Court of the Third Judicial Circuit, Madison County, Illinois, the Plaintiff Class in 00-L-l12 received judgment against PM-USA and in favor of the Plaintiff Class for, in total, Ten Billion, One Hundred Million, Five Hundred Thousand Dollars and 00/100 Cents ($10,100,500,000.00), of which Three Billion Dollars and 00/100 Cents ($3,000,000,000.00) is punitive damages (being awarded to the State of Illinois), (the “Judgment”). PM-USA is appealing from the Judgment to the Appellate Court of Illinois, Fifth District, and to such higher courts as may be appropriate.

This appeal bond shall be secured by the Escrow Agreement and the funds held by the Clerk of the Court in accordance with this Court’s April 14, 2003 Order on Defendant’s Request for Reduction of Bond and Stay of Enforcement of the Judgment.

Now, therefore, if the Judgment is dismissed, reversed or otherwise vacated, or if PM-USA shall pay the Judgment (including interest and costs), or such part of the Judgment that is not reversed or otherwise vacated, then the above obligation will be void. If the Judgment is affirmed in whole or in part, and all judicial review (including by the Supreme Court of the United States) is completed, but the Judgment (including interest and costs) or any portion thereof is not paid, the obligation will remain in full force and effect up to the amount of any such unpaid portion of the Judgment.

Witness our signature and seal this 14th day of April, 2003.

PHILIP MORRIS USA INC.

By:	/S/ DENISE F. KEANE
Denise F. Keane Senior Vice President and General Counsel, Philip Morris USA Inc.

The foregoing bond is approved by me this 14th day of April, 2003.

/S/ NICHOLAS G. BYRON
Hon. Nicholas Byron Presiding Judge

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